Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
Integra IR
415-226-7747
or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports First Quarter Operating Results

LONGMONT, COLORADO, MAY 10, 2018 - UQM TECHNOLOGIES, INC. (NYSE American: UQM), a developer of alternative energy technologies, announced today operating results for the first quarter ended March 31, 2018. Total revenue for the quarter was $1.6 million compared to $1.0 million in the first quarter last year, an increase of 59%. Net loss for the first quarter was $1.9 million, or $0.04 per common share. This compares to a net loss of $1.6 million, or $0.03 per common share for the same period last year.

“While our revenues increased nicely this quarter compared to last year, our margins were lower as we were ramping up to support the higher volumes to be delivered later this year through expansion of our production workforce and building up subcomponents to support the booked demand,” said Joe Mitchell, UQM Technologies’ President and Chief Executive Officer. ”Nonetheless, 2018 is shaping up to be a very strong year with new business wins coming from all around the world.  We continue to capitalize on our initiatives and execute on our strategy to be a global leader in electric propulsion systems.”

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter ended March 31, 2018. To attend the conference call, please dial 888-241-0326 approximately ten minutes before the conference is scheduled to begin and provide the conference ID “1487276” to access the call. International callers should dial 647-427-3411. The call will also be webcast from the Investors/Earnings Webcast section of the company’s website at www.uqm.com/investors. Parties listening via the webcast will be in a “listen-only” mode. Please log onto UQM’s website ten minutes prior to the start of the webcast to register.

An audio replay of the webcast will be available two hours after the call and can be accessed on the investor page of website listed above.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

	Three Months Ended March 31,
	2018	2017

Revenue:
Product sales	$1,405,364	$845,535
Contract services	206,210	169,510
	1,611,574	1,015,045
Operating costs and expenses:
Costs of product sales	1,176,138	607,849
Costs of contract services	128,765	81,064
Research and development	678,505	632,782
Selling, general and administrative	1,519,917	1,303,207
	3,503,325	2,624,902

Loss from operations	(1,891,751)	(1,609,857)

Other income (expense):
Interest income	3,131	1,650
Interest expense	(43,768)	(2,922)
Amortization of deferred financing costs	(9,327)	-
Other	8,917	5,103
	(41,047)	3,831

Net loss	$(1,932,798)	$(1,606,026)

Net loss per common share - basic and diluted	$(0.04)	$(0.03)

Weighted average number of shares of common stock outstanding - basic and diluted	54,124,230	48,522,754

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets (unaudited)

	March 31,	December 31,
	2018	2017
Assets
Current assets:
Cash and cash equivalents	$5,454,159	$6,309,269
Restricted cash	456,224	176,193
Accounts receivable	1,346,592	823,793
Inventories, net	2,880,672	2,341,360
Prepaid expenses and other current assets	340,491	233,566
Total current assets	10,478,138	9,884,181

Property and equipment, at cost:
Land	896,388	896,388
Building	4,516,301	4,516,301
Machinery and equipment	7,168,798	7,136,578
	12,581,487	12,549,267
Less accumulated depreciation	(8,019,679)	(7,936,056)
Net property and equipment	4,561,808	4,613,211

Patent costs, net of accumulated amortization of $958,543 and $953,491, respectively	231,232	222,461
Trademark costs, net of accumulated amortization of $86,505 and $85,381, respectively	89,336	90,460
Restricted cash	-	323,863
Total assets	$15,360,514	$15,134,176

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,137,905	$948,875
Unearned revenue	1,826,870	153,944
Other current liabilities	855,585	819,839
Billings in excess of costs and estimated earnings on engineering services contracts	364,950	199,160
Current portion of long-term debt, net of deferred financing costs of $35,753 and $0, respectively	3,128,776	-
Total current liabilities	7,314,086	2,121,818

Long-term debt, net of deferred financing costs of $0 and $45,079, respectively	-	3,119,450
Other long-term liabilities	116,667	121,667
Total long-term liabilities	116,667	3,241,117

Total liabilities	7,430,753	5,362,935

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 175,000,000 shares authorized; 54,126,648 and 54,108,510 shares issued and outstanding, respectively	541,266	541,085
Additional paid-in capital	133,992,543	133,901,406
Accumulated deficit	(126,604,048)	(124,671,250)
Total stockholders’ equity	7,929,761	9,771,241

Total liabilities and stockholders’ equity	$15,360,514	$15,134,176

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901